EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of October 2, 2009, by and between REPUBLIC AIRWAYS HOLDINGS INC. (hereinafter referred to as the “Company”), a Delaware corporation, and Sean Menke (hereinafter referred to as the “Executive”).

RECITALS

A.           Executive has been the President and the Chief Executive Officer of Frontier Airlines, Inc. (“Frontier”).

B.           Frontier filed for protection under Chapter 11 of the Bankruptcy Code.

C.           The Company was the successful bidder in the Frontier bankruptcy and on October 1, 2009, the Company has acquired all of the capital stock of Frontier.

D.           The Company desires to employ Executive as the Executive Vice President and Chief Marketing Officer of the Company.

E.           The effective date of this Agreement is October 2, 2009 (the “Effective Date”).

F.           The Company and the Executive desire to enter into this Employment Agreement to set forth their understanding of the terms of employment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           Employment.  Effective on the Effective Date, the Company hereby employs the Executive, and the Executive agrees to render to the Company the services and fulfill the duties during the Term of this Agreement (as hereinafter defined):

(a)           as the Executive Vice President and Chief Marketing Officer of the Company; and

(b)           shall hold such other offices as may be designated by the Company’s Board of Directors of any direct or indirect subsidiary of the Company engaged in the operation of an airline.

The Executive shall render his services at the direction of the President and the Board of Directors of the Company.  Executive shall office at the headquarters of Frontier in Denver, or such other location as may be agreed between the Company and the Executive (the “Location”).  The Executive agrees to use his best efforts to promote and further the business, reputation and good name of the Company and the affiliates (collectively, the “Company Group”) and to promptly and faithfully comply with all instructions, directions, requests, rules and regulations made or issued from time to time by the Company.

During such Term, Executive will not hold outside employment, or perform substantial personal services for parties unrelated to the Company, without the advance written approval of the Board; provided, that it shall not be a violation of this Agreement for Executive to (a) serve on any civic, or charitable boards or committees so long as such service does not interfere with the performance of Executive’s duties and responsibilities under this Agreement, as  the Board in its reasonable discretion shall determine, or (b) manage personal investments.

2.           Term and Termination.

(a)           Term.  The term of employment (the “Term”) shall commence on the Effective Date and continue until December 31, 2012.

(b)           Termination.  This Agreement and Executive’s employment shall automatically terminate in the event of the Executive’s death and may be terminated as follows:

(i)           Either party may terminate this Agreement by providing the other with 30 days prior written notice of such termination.

(ii)          The Company may terminate this Agreement immediately for Cause as defined in Section 4 of this Agreement.

(iii)         The Company may terminate this Agreement in the event of Executive’s Disability as defined in Section 4 of this Agreement.

(iv)         Executive may terminate this Agreement immediately for Good Reason as defined in Section 4 of this Agreement.

Termination of the Agreement shall constitute termination of employment and termination of employment shall constitute termination of the Agreement.  References herein to either termination of the Agreement or termination of employment shall encompass both.

3.           Compensation and Benefits.  As compensation for the Executive’s services hereunder, including serving, at the designation of the Board of Directors of the Company, as an officer of a subsidiary, the Company shall pay the Executive the compensation and provide the benefits described below.

(a)           Base Salary.  During the Term, the Company shall pay the Executive an annual base salary of $260,000 (“Base Salary”).  The Board of Directors shall review the Executive’s Base Salary each year and shall have the right in its discretion to increase such Base Salary.  The term “Base Salary” shall refer to the initial Base Salary as the same may be increased by the Board of Directors.

(b)           Guaranteed Annual Bonus.  In addition to the Base Salary, during the Term, the Company shall pay to the Executive a Guaranteed Annual Bonus payment (a “Guaranteed Annual Bonus Payment”) in the amount of $77,500.  The Guaranteed Annual Bonus Payment shall be paid each year during the Term within 10 business days after the end of the calendar year and shall not be prorated for the 2009 calendar year.  In the event this Agreement is terminated, the Executive shall not be entitled to any Guaranteed Annual Bonus Payment for such year or any subsequent period.

(c)           Discretionary Bonus.  In addition to the Base Salary and Guaranteed Annual Bonus Payment, during the Term, the Company may pay to the Executive an annual discretionary bonus (a “Discretionary Bonus”) in an amount, if any, as the Board of Directors of the Company shall determine in its discretion. The Discretionary Bonus, if any, may be paid each year during the Term within 60 calendar days after the end of the calendar year and may be prorated for the 2009 calendar year for the period from the date hereof through December 31, 2009.  In the event this Agreement is terminated, the Executive shall not be entitled to any Discretionary Bonus for such year or any subsequent period, except as provided in Section 4 hereof.

(d)           Bankruptcy Exit Bonus.  On the Effective Date, the Company will pay Executive $500,000 in cash within 10 calendar days after the Effective Date.

(e)           Equity Commitment.

(i)           Restricted Shares.  On the Effective Date, the Company has issued Executive 150,000 shares of restricted common stock of the Company pursuant to the Republic Airways Holdings Inc. 2007 Equity Incentive Plan.  All restrictions shall lapse and such shares shall become fully vested in 16 equal quarterly installments on the last day of each calendar quarter commencing December 31, 2009 until such shares have become fully vested.

(ii)          Non-Qualified Stock Options.  On the Effective Date, the Company has issued Executive a non-qualified stock option to purchase 50,000 shares of common stock of the Company pursuant to the Republic Airways Holdings Inc. 2007 Equity Incentive Plan at an exercise price equal to the fair market value on the Effective Date.  Such shares shall become exercisable and fully vested in four equal annual installments on the first, second, third and fourth anniversaries of the Effective Date.

(iii)         Registration Statement.  The Company represents that the issuance of the shares under this subsection is registered with the Securities and Exchange Commission pursuant to a Registration Statement on form S-8.

(f)           Reimbursement of Business Expenses.  The Company agrees to promptly reimburse Executive for reasonable business-related expenses incurred in the performance of Executive’s duties under this Agreement in accordance with Company policies.

(g)           Benefit Plans and Programs.  To the extent permitted by applicable law,  Executive (and where applicable, his plan-eligible dependents) will be eligible to participate in all benefit plans and programs, including indemnification rights, insurance arrangements, 401(k), disability, medical, pension, profit sharing, or any other plan or arrangement, including improvements or modifications of the same, maintained by the Company for the benefit of its executive employees (or for an employee population which includes its executive employees), subject in any event to the eligibility requirements and other terms and conditions of those plans and programs.

(h)           Travel Privileges.    The Executive, his spouse and his dependent children will travel with the priority code PSIP (Positive Space), and companion or other eligible travelers will travel with the priority code SA3P (Standby Space Available).  Executive will be provided an annual travel barter account of $10,000 to purchase airline travel on Frontier.

(i)           Vacation.  The Executive shall be entitled to take three weeks of paid vacation which shall accrue monthly during each 12 months of the Executive’s employment hereunder, and which vacation shall be taken on dates to be selected by mutual agreement of the Company and the Executive.

(j)           Moving Expenses.  In the event that Executive is required to move his residence to another Company headquarters not located in Denver, Colorado and Executive elects to move rather that terminate this Agreement under Section 4(c) hereof, the Company will reimburse Executive for the following:

(i)           all expenses of sale, including without limitation, broker fees;

(ii)          all costs incurred by Executive to move to the new residence, including without limitation, packing, unpacking, shipping costs, temporary housing for up to 6 months and furniture storage for up to 6 months; and

(iii)         any loss realized by Executive on the sale of his primary residence in Colorado as a result of a sale at a price below his original purchase price plus capital improvements;

provided, however, that the total amount reimbursed or payable by the Company with respect to this Section 3(j) shall not exceed $250,000 for any single move.

(k)           No Other Compensation.  Any additional compensation specifically provided to the Executive and not provided or made available to Company executives generally, shall only be provided if set forth in writing and signed by both the Company and the Executive.

(l)           Withholding.  The Company shall have the right to deduct and withhold from the compensation payable to the Executive hereunder any amounts required to be deducted and withheld under the provisions of any statute, regulation, ordinance, order or any other amendment thereto, heretofore or hereafter enacted, requiring the withholding or deduction from compensation.

4.              Severance Compensation.

(a)           Termination Upon Death, or by the Company for Disability or Without Cause.  In the event of Executive’s death or in the event the Company terminates this Agreement as a result of Executive’s Disability or other than for Cause, the Company shall pay to the Executive or his estate as the case may be as severance compensation two times the Executive’s Base Salary as then in effect plus two times the Executive’s Discretionary Bonus paid for the Company’s last calendar year.  The severance compensation shall be paid in a lump sum within ten (10) days following termination of the Agreement.  The Executive agrees that the Company may satisfy its obligations to provide severance compensation for death or Disability pursuant to this Section 4(a) by purchasing and maintaining one or more insurance policies payable to either the Executive or his designees or to the Company (with further payment to the Executive or such designees) upon the Executive’s death or as a result of the Executive’s Disability.  The Executive agrees to cooperate with the Company in obtaining such insurance, including by participating in such physical examinations and providing such personal information as may be requested by the Company’s insurers.

(b)           Occurrence of a Change in Control.  In the event of a Change of Control (provided that after such Change of Control, the Executive’s compensation is decreased, his duties are diminished or the Company has requested the Executive to move his residence from Denver, Colorado to another state or has requested Executive to change the location of his business office to an address which is more than 25 miles from the Location), the Company shall pay to the Executive as severance compensation two times the Executive’s Base Salary as then in effect plus two times the Executive’s Discretionary Bonus paid for the Company’s last calendar year.  The severance compensation shall be paid in a lump sum within ten (10) days following a qualifying event.

(c)           Termination by Executive for Good Reason.    If Executive terminates this Agreement for Good Reason, the Company shall pay to the Executive as severance compensation two times the Executive’s Base Salary as then in effect plus two times the Executive’s Discretionary Bonus paid for the Company’s last calendar year.  The severance compensation shall be paid in a lump sum within ten (10) days following termination.

(d)           Termination by Executive for other than Good Reason.  If the Executive terminates this Agreement other than for Good Reason, the Company shall pay to the Executive his Base Salary for the remainder of the Term.

(e)           Failure to Renew.  If either the Executive or the Company elects not to renew this Agreement at the end of the stated Term, the Company shall pay to the Executive one times the Executive’s Base Salary as in effect at the end of the Term.  Such payment shall be made in a lump sum within ten (10) days following the end of the stated Term of this Agreement.

(f)           Continuation of Benefits.

(i)           Medical Benefits.  Upon termination of this Agreement for any reason by Executive or the Company, Executive, Executive’s spouse, and Executive’s dependents will continue to be eligible for coverage under the Company’s group health plan or any successor plan on the same basis as active executive employees of the Company, their spouses, and their dependents for the greater of (i) the balance of the stated Term of this Agreement or (ii) 12 months.    Upon the failure to renew this Agreement by the Company or by Executive, Executive’s spouse, and Executive’s dependents will continue to be eligible for coverage under the Company’s group health plan or any successor plan on the same basis as active executive employees of the Company, their spouses, and their dependents for 12 months.  If and when group health coverage under another group health  plan first becomes  available thereafter to Executive, Executive’s spouse, or Executive’s dependents (as applicable), the Company’s obligations under this paragraph will cease with respect to each person to whom such coverage becomes  available,  and such person shall have such “COBRA” benefit continuation rights as may then be available under relevant law, treating Executive’s employment termination date as the date of such person’s “qualifying event.”

(ii)          Travel Privileges.    Upon a termination of this Agreement under Sections 4(a), (b) or (c), Executive shall continue to receive the travel privileges set forth in Section 3(h)(i) for two years following the termination date.  Upon a termination of this Agreement under Section 4(d), Executive shall continue to receive the travel privileges set forth in Section 3(h) for the balance of the stated Term.  Upon a termination of this Agreement under Section 4(e), Executive shall continue to receive the travel privileges set forth in Section 3(h) for one year following the termination date.

(g)           Acceleration of Vesting; Extension of Exercise Period.  Upon a termination of this Agreement under Sections 4(a), (b) or (c), to the extent Executive has not previously vested in such rights, Executive shall become fully vested in all of the rights and interests held by  Executive under the Company’s stock and other equity plans as of the termination date, including without limitation any stock options, restricted stock, restricted stock units, performance units, and/or performance shares; and the exercise date of any options shall be extended for 24 months.

(h)           Gross Up.  In the event that Executive shall become entitled to any amounts, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (the “Regular Amounts”) that are determined to  be subject to the tax (the “Excise Tax”) imposed by IRC Section 4999  as amended (and any similar tax that may hereafter be imposed), the Company shall pay to Executive an additional amount (the “Gross-up Payment”) such that the net amount retained by Executive after payment of all applicable federal and state taxes on the sum of the Regular Amount plus the Gross-up Payment, is equal to the net amount that would have been retained by Executive after payment of all applicable federal and state taxes on the Regular Amount if it had not been subject to the Excise Tax.

(i)           Cause.  “Cause” shall mean that the Executive has (i) willfully or materially refused to perform a material part of his duties hereunder, (ii) materially breached the provisions of Sections 5, 6 or 7 hereof, (iii) acted fraudulently or dishonestly in his relations with the Company, (iv) committed larceny, embezzlement, conversion or any other act involving the misappropriation of Company funds or assets in the course of his employment, or (v) been convicted of any felony or other crime involving an act of moral turpitude.

(j)           Good Reason.  “Good Reason” shall mean that (i) the Company has materially diminished the duties and responsibilities of the Executive, (ii) any of Executive’s Base Salary, Guaranteed Annual Bonus Payment or other non-discretionary payments or benefits under Section 3 has been reduced, (iii) the Company has required the Executive to move his residence from Denver, Colorado to another state or has required Executive to change the location of his business office to an address which is more than 25 miles from the Location without the consent of the Executive or (iv) a Change of Control has occurred.

(i)           Change in Control.  “Change of Control” shall mean that after the Effective Date, any person or group of affiliated or associated persons acquires a majority or more of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company or (iv) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.

(k)           Disability.  “Disability” shall mean that Executive has sustained sickness or injury that renders Executive incapable, with reasonable accommodation, of performing the duties and services required of Executive hereunder for a period of 90 consecutive calendar days or a total of 120 calendar days during any 12-month period.

5.           Confidential Information.  The Executive recognizes and acknowledges that he shall receive in the course of his employment hereunder certain confidential information and trade secrets concerning the Company Group’s business and affairs which may be of great value to the Company Group.  The Executive therefore agrees that he will not disclose any such information relating to the Company Group, the Company Group’s personnel or their operations other than in the ordinary course of business or in any way use such information in any manner, which could adversely affect the Company Group’s business.  For purposes of this Agreement, the terms “trade secrets” and “confidential information” shall include any and all information concerning the business and affairs of the Company Group and any division or other affiliate of the Company Group that is not generally available to the public.

6.           Non-Competition.  The Executive agrees that without the prior written consent of the Board of Directors during the Term and for a period of 12 months following the termination of this Agreement under circumstances that require the payment of severance compensation pursuant to Section 4 of this Agreement, he will not participate as an advisor, partner, joint venturer, investor, lender, consultant or in any other capacity in any business transaction or proposed business transaction with respect to which the Executive had a material personal involvement on behalf of the Company Group during the last 12 months of his employment with the Company, and which is known by the Executive as of the date of such termination or expiration to be contemplated by the Company Group to proceed during the 12 month period following such termination.

7.           Non-Solicitation.  The Executive agrees that for a period of 12 months following the termination or expiration of this Agreement, he shall not, without the prior written consent of the Company, directly or indirectly, solicit for employment any person while he or she is employed by the Company; provided, however, that nothing in this Section 7 shall prohibit Executive from hiring applicants who applied pursuant to a general solicitation for applicants through a newspaper or trade publication.

8.           Breach of this Agreement.  If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5, 6 or 7 of this Agreement, then the Company shall have the right and remedy to have those provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the rights and privileges of the Company granted in Sections 5, 6 or 7 are of a special, unique and extraordinary character and any such breach or threatened breach will cause great and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

9.           Notices.  All notices and other communications required or permitted hereunder shall be in writing (including facsimile and email) and shall be deemed to have been duly given when delivered (if by hand delivery, facsimile or email) or when mailed, certified or registered mail, return receipt requested and postage prepaid:

If to the Company:	Republic Airways Holdings Inc.

8909 Purdue Road Suite 300 Indianapolis, IN 46268 Attention: Bryan K. Bedford, President

If to the Executive:	2015 Grape Street Denver, Colorado 80207

10.         Applicable Law.  This Agreement was negotiated and entered into within the State of Indiana.  All matters pertaining to this Agreement shall be governed by the laws of the State of Indiana, applicable to contracts made and to be performed wholly therein and without regard to conflicts principles that would result in the application of the laws of another jurisdiction.  Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material present or future statute, law, governmental regulation or ordinance as a result of which the parties have no legal right to contract or perform, the latter shall prevail, but in such event the provision(s) of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it or them within the legal requirements.

11.         Entire Agreement; Modification; Consents and Waivers.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.  No interpretation, change, termination or waiver of or extension of time for performance under any provision of this Agreement shall be binding upon any party unless in writing and signed by the party intended to be bound thereby.  Except as otherwise provided in this Agreement, no waiver of or other failure to exercise any right under or default or extension of time for performance under any provision or this Agreement shall affect the right of any party to exercise any subsequent right under or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default, whether or not similar.

12.         Severability.  The parties acknowledge that, in their view, the terms of this Agreement are fair and reasonable as of the date signed by them, including as to the scope and duration of post-termination activities.  Accordingly, if any one or more of the provisions contained in this Agreement shall for any reason, whether by application of existing law or law which may develop after the date of this Agreement, be determined by an arbitrator or court of competent jurisdiction to be excessively broad as to scope of activity, duration or territory, or otherwise unenforceable, the parties hereby jointly request such court to construe any such provision by limiting or reducing it so as to be enforceable to the maximum extent compatible with then-applicable law.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall nonetheless be determined by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.         Assignment.  Neither Party shall assign this Agreement or any of its rights hereunder without the prior written consent of the other Party.

14.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.         Arbitration.  Each of the parties hereby irrevocably and unconditionally consents to arbitrate any dispute arising out of or relating in any manner to this Agreement or the employment relationship contemplated hereby or the termination thereof, or any alleged breach of any term or provision of this Agreement, except for (a) matters litigated pursuant to Section 8 of this Agreement and (b) rights provided by statute to Executive to access federal courts under benefit plans.  Such arbitration shall be conducted in Denver, Colorado, if initiated by Executive, and in Indianapolis, Indiana, if initiated by the Company, by a single arbitrator in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any federal or state court in Colorado or Indiana, as the case may be (and the parties expressly consent to the jurisdiction of such courts), or in any other court having jurisdiction.  Each of the Parties agrees that in any arbitration arising out of or relating to this Agreement or the employment relationship contemplated hereby or the termination thereof, or any alleged breach of any term or provision of this Agreement or in any action to enter judgment on an award in such arbitration each party shall bear its own fees and expenses.

16.         Survival.  The provisions of Sections 4 through 15 of this Agreement shall survive any expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

REPUBLIC AIRWAYS HOLDINGS INC.

By:
Name:
Title:

/s/ Sean Menke
Sean Menke